UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2011

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  On April 21, 2011 (the “Effective Date”), Obagi Medical Products, Inc. (the “Company”) announced that Mr. Albert F. Hummel, age 66, has been appointed the Company’s President and Chief Executive Officer. Mr. Hummel has been serving in that post on an interim basis since October 8, 2010, upon the resignation of Steven R. Carlson as the Company’s President and Chief Executive Officer, and has served on the Company’s Board of Directors since 2005.

Mr. Hummel has served as Chief Executive Officer and a director of Cobrek Pharmaceuticals Inc. (“Cobrek”), a product development company, since 1998. Although Mr. Hummel will retain these positions with Cobrek, he will be devoted full-time to his duties at the Company.

From 1994 until 1998, Mr. Hummel was a co-founder and general partner of Affordable Residential Communities LLC. Since 1986, he has served as a director of Watson Pharmaceuticals Inc. and was its Chief Financial Officer from October 1991 until December 1994. Mr. Hummel was co-founder of Bradley Hummel Inc., a NYSE firm, and began his career at Merrill Lynch & Co. in 1970 as a member of the investment banking group.

 From November 2010 through March 2010, the Company has engaged (i) the Vice President of Regulatory Affairs and Quality Assurance, (ii) the Chairman of the board of directors, (iii) a member of the board of directors, and (iv) a senior consultant, of Cobrek to provide consulting services to the Company.  All of these individuals continue to provide consulting services to the Company. The Company has accrued or paid these four consultants $171,439 in aggregate fees and related expenses since their engagement.  The Company currently anticipates that it may enter into an additional consulting arrangement with Cobrek itself and may engage other employees or consultants of Cobrek to provide formulation and/or other services to the Company.

(e)   In connection with his appointment as President and Chief Executive Officer, the Compensation Committee of the Company’s Board of Directors approved an annual base salary of $500,000 for Mr. Hummel. In addition, he will be entitled to participate in any incentive compensation plans that the Compensation Committee of the Board of Directors may establish, including the 2011 Performance Incentive Plan (the “2011 Plan”) adopted and approved in March 2011. Under the 2011 Plan, Mr. Hummel’s target bonus, assuming achievement by the Company of 100% of each of the performance goals, is 75% of his annual base salary.

On the Effective Date, the Compensation Committee also granted Mr. Hummel an option to purchase 100,000 shares of the Company’s common stock, with an exercise price per share of $12.55, the closing selling price per share of the Company’s common stock as reported on the Nasdaq Global Market on the date of grant. The option will vest and become exercisable with respect to one-third (1/3) of the underlying shares per annum upon Mr. Hummel’s completion of each year of service with the Company following the Effective Date.

Additionally, on the Effective Date the Compensation Committee awarded Mr. Hummel 50,000 restricted stock units (“RSUs”) to acquire an equal number of shares of the Company’s common stock with no cash payment on his part other than applicable income and employment taxes. The RSUs will vest in full upon the second anniversary of the Effective Date.

Either Mr. Hummel or the Company may terminate his employment at any time. If Mr. Hummel is terminated for cause or terminates his own employment, he will be entitled to no severance.  If Mr. Hummel is terminated without cause, he will be entitled to 12 months’ severance.  In addition he will be entitled to continuation of all benefits made generally available to all executives (including continuation of COBRA) for 12 months, and will have a period of 12 months to exercise any options that were vested on the date of termination. In the event Mr. Hummel’s employment terminates by reason of death or disability, he will not be entitled to severance, but will have a period of 12 months to exercise any options that were vested on the date of termination.

If Mr. Hummel terminates his employment for good reason following a change of control of the Company, then he will be entitled to 12 months’ severance and continuation of all benefits made generally available to all executives (including continuation of COBRA) for 12 months.  In addition, in the event of a change in control, all options and RSUs held by Mr. Hummel will vest in full, and all options will become exercisable immediately prior to such change in control, regardless of his continued employment status.

The Company and Mr. Hummel intend to enter into an Executive Employment Agreement that sets forth  the terms of Mr. Hummel’s employment with the Company and compensation therefor described above in greater detail.

Mr. Hummel will not receive any additional compensation for his service as a member of the Company’s Board of Directors.

On April 21, 2011, the Company issued a press release regarding Mr. Hummel’s appointment as President and Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release of Obagi Medical Products, Inc. dated April 21, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: April 21, 2011	By:	/s/ Preston S. Romm
Preston S. Romm
Chief Financial Officer